EXECUTION COUNTERPART

                         AGREEMENT AND PLAN OF MERGER

                        dated as of February 12, 1998

                                 by and among

                          COMFORT SYSTEMS USA, INC.

                          F&G MECHANICAL CORPORATION

                              SALVATORE FICHERA

                                     and

                            SALVATORE P. GIARDINA

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                               TABLE OF CONTENTS



                                                                          Page


1.  THE MERGER...............................................................1
      1.1.  The Merger.......................................................1
      1.2.  Effective Time...................................................1
      1.3.  Certificate of Incorporation, By-laws and Board of Directors of
              Surviving Corporation..........................................1
      1.4.  Effect of Merger.................................................2

2.  CONVERSION OF STOCK; CLOSING.............................................3
      2.1.  Manner of Conversion.............................................3
      2.2.  Merger Consideration.............................................3
      2.3.  Delivery of Certificates.........................................3

3.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.......................4
      3.1.  Due Organization.................................................4
      3.2.  Authorization....................................................4
      3.3.  Capital Stock of the Company.....................................5
      3.4.  Subsidiaries.....................................................5
      3.5.  Financial Statements.............................................5
      3.6.  Liabilities and Obligations......................................6
      3.7.  Accounts and Notes Receivable....................................6
      3.8.  Permits and Intangibles..........................................6
      3.9.  Environmental Matters............................................6
      3.10.  Personal Property...............................................7
      3.11.  Significant Customers; Material Contracts and Commitments.......8
      3.12.  Real Property...................................................8
      3.13.  Insurance.......................................................8
      3.14.  Compensation; Employment Agreements; Organized Labor Matters....9
      3.15.  Employee Benefit Plans..........................................9
      3.16.  Conformity with Law; Litigation................................11
      3.17.  Taxes..........................................................11
      3.18.  No Violations; No Consents Required............................12
      3.19.  Government Contracts...........................................12
      3.20.  Absence of Changes.............................................12
      3.21.  Deposit Accounts; Powers of Attorney...........................14
      3.22.  Competing Lines of Business; Related-Party Transactions........14
      3.23.  Disclosure.....................................................14

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      3.24.  Preemptive Rights..............................................14
      3.25.  Certain Business Practices.....................................14
      3.26.  Reorganization for Federal Income Tax Purposes.................15
      3.27.  No Other Representations or Warranties.........................15

4.  REPRESENTATIONS OF CSI .................................................16
      4.1.  Due Organization................................................16
      4.2.  Authorization...................................................16
      4.3.  No Violations...................................................16
      4.4.  Validity of Obligations.........................................16
      4.5.  CSI Stock.......................................................17
      4.6.  Investigation by CSI............................................17
      4.7.  SEC Reports.....................................................17
      4.8.  Absence of Changes..............................................17
      4.9.  Reorganization for Federal Income Tax Purposes..................17

5.  COVENANTS PRIOR TO CLOSING..............................................19
      5.1.  Access and Cooperation; Due Diligence...........................19
      5.2.  Conduct of Business Pending Closing.............................19
      5.3.  Prohibited Activities...........................................20
      5.4.  No Shop.........................................................21
      5.5.  Distributions to Stockholders...................................21
      5.6.  Notice to Bargaining Agents.....................................22
      5.7.  Agreements......................................................22
      5.8.  Notification of Certain Matters.................................22
      5.9.  Amendment of Schedules..........................................22
      5.10.  Further Assurances.............................................22
      5.11.  Compliance with the Hart-Scott-Rodino Antitrust Improvements
                Act of 1976.................................................22

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS
     AND THE COMPANY........................................................23
      6.1.  Representations and Warranties; Performance of Obligations......23
      6.2.  No Material Adverse Effect......................................23
      6.3.  Satisfaction....................................................23
      6.4.  Opinion of Counsel..............................................23
      6.5.  Consents and Approvals..........................................23
      6.6.  Good Standing Certificates......................................24
      6.7.  Second Lease Modification Agreement.............................24
      6.8.  Employment Agreements...........................................24
      6.9.  New York Lease Agreement........................................24
      6.10.  Related-Party Indebtedness.....................................24
      6.11.  Merger of INRI and Meadowlands.................................24

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7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CSI .............................25
      7.1.  Representations and Warranties; Performance of Obligations......25
      7.2.  No Material Adverse Effect......................................25
      7.3.  Stockholders' Release...........................................25
      7.4.  Satisfaction....................................................25
      7.5.  Opinion of Counsel..............................................25
      7.6.  Consents and Approvals..........................................25
      7.7.  Good Standing Certificates......................................26
      7.8.  Related Party Transactions......................................26
      7.9.  Employment Agreements...........................................26
      7.10.  Pledge Agreement...............................................26
      7.11.  Termination of Profit Sharing Plan.............................26
      7.12.  Acquisition by Meadowlands of County Road......................26
      7.13.  Merger of INRI and Meadowlands.................................26

8.  COVENANTS OF CSI AND THE STOCKHOLDERS AFTER CLOSING.....................27
      8.1.  Release from Guarantees.........................................27
      8.2.  Preparation and Filing of Tax Returns...........................27
      8.3.  Grant of Stock Options..........................................27
      8.4.  Certain Tax Payments............................................27
      8.5.  Termination of Profit Sharing Plan..............................28

9.  INDEMNIFICATION.........................................................28
      9.1.  Survival of Stockholder's Representations and Warranties........28
      9.2.  General Indemnification by the Stockholders.....................28
      9.3.  Indemnification by CSI..........................................28
      9.4.  Indemnification Procedure.......................................29
      9.5.  Claim by Third Parties..........................................29
      9.6.  Method of Payment...............................................31
      9.7.  Limitations on Indemnification..................................31

10.  TERMINATION OF AGREEMENT...............................................31
      10.1.  Termination....................................................31
      10.2.  Liabilities in Event of Termination............................32

11.  NONCOMPETITION.........................................................32
      11.1.  Prohibited Activities..........................................32
      11.2.  Equitable Relief...............................................33
      11.3.  Reasonable Restraint...........................................33
      11.4.  Severability; Reformation......................................33
      11.5.  Independent Covenant...........................................33

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12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION..............................34
      12.1.  General........................................................34
      12.2.  Equitable Relief...............................................34
      12.3.  Survival.......................................................34

13.  INTENDED TAX TREATMENT.................................................34

14.  SECURITIES LAW MATTERS.................................................35
      14.1.  Economic Risk; Sophistication..................................35
      14.2.  Compliance with Law............................................35
      14.3.  Resale Limitations.............................................35
      14.4.  Contractual Restrictions.......................................36

15.  GENERAL................................................................37
      15.1.  Cooperation....................................................37
      15.2.  Successors and Assigns.........................................37
      15.3.  Entire Agreement...............................................37
      15.4.  Counterparts...................................................37
      15.5.  Brokers and Agents.............................................37
      15.6.  Notices........................................................37
      15.7.  Governing Law..................................................38
      15.8.  Knowledge......................................................38
      15.9.  Exercise of Rights and Remedies................................38
      15.10.  Time..........................................................39
      15.11.  Reformation and Severability..................................39
      15.12.  Remedies Cumulative...........................................39
      15.13.  Arbitration...................................................39
      15.14.  Captions......................................................39

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                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of February 12, 1998 by and among COMFORT SYSTEMS USA, INC., a Delaware corporation ("CSI"), F&G MECHANICAL CORPORATION, a New Jersey corporation (the "Company"), and SALVATORE FICHERA and SALVATORE P. GIARDINA (collectively, the "Stockholders").

      WHEREAS, the Board of Directors of each of CSI and the Company deems it advisable and in the best interests of such corporation and its stockholders that the Company merge with and into CSI pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware and the State of Incorporation (as defined below); and

      WHEREAS, the Board of Directors of each of CSI and the Company has approved and adopted this Agreement as a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.  THE MERGER

      1.1. THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into CSI (the "Merger") and the separate existence of the Company shall cease, all in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the law of the State of Incorporation. CSI shall be the surviving corporation in the Merger and is sometimes hereinafter called the "Surviving Corporation".

      1.2. EFFECTIVE TIME. The Merger shall become effective at such time (the "Effective Time") as certificates of merger, in a form appropriate for filing, are filed with the Secretaries of State (or other appropriate authorities) of the State of Delaware and the State of Incorporation (the "Merger Filings"). The Merger Filings shall be made simultaneously with or as soon as practicable after the Closing (as defined below).

      1.3. CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time:

            (i) the Certificate of Incorporation of CSI then in effect shall be the Certificate of Incorporation of the Surviving Corporation until it shall thereafter be changed as provided by law;

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            (ii) the By-laws of CSI then in effect shall be the By-laws of the
      Surviving Corporation until they shall thereafter be duly amended;

            (iii) the Board of Directors of CSI immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation, and shall serve as such until their resignation or replacement in accordance with the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-laws of the Surviving Corporation; and

            (iv) the officers of CSI immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until his or her successor is duly elected and qualified.

      1.4. EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the DGCL and the law of the State of Incorporation. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of CSI shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into CSI, and CSI, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and CSI shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and CSI; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in the Company and CSI, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and CSI and any claim existing, or action or proceeding pending, by or against the Company or CSI may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or CSI shall be impaired by the Merger, and all debts, liabilities and duties of the Company and CSI shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

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2.  CONVERSION OF STOCK; CLOSING

      2.1. MANNER OF CONVERSION. The manner of converting (i) the shares of capital stock of the Company (collectively, "Company Stock") issued and outstanding immediately prior to the Effective Time into shares of common stock of the Surviving Corporation and cash and (ii) the shares of capital stock of CSI issued and outstanding immediately prior to the Effective Time into shares of common stock of the Surviving Corporation shall be as follows:

      As of the Effective Time:

            (a) each share of Company Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right of such holder to receive the portion of the Merger Consideration (as defined below) specified opposite such holder's name on
      SCHEDULE 2.2;

            (b) all shares of Company Stock, if any, that are held by the Company as treasury stock shall be canceled and retired and no shares of common stock of the Surviving Corporation or other consideration shall be delivered or paid in exchange therefor; and

            (c) all shares of capital stock of CSI issued and outstanding immediately prior to the Effective Time shall continue and remain unaffected by the Merger and, together with the CSI Stock (as defined below) issued by CSI as part of the Merger Consideration, shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

      2.2. MERGER CONSIDERATION. The aggregate consideration payable to all holders of Company Stock in connection with the Merger (the "Merger Consideration") shall consist of:

            (i)  an amount payable in cash equal to $4,600,000; and

            (ii) $26,400,000 payable in 1,427,028 of common stock, par value $.01 per share, of CSI ("CSI Stock").

Each Stockholder agrees to accept the portion of the Merger Consideration specified opposite such Stockholder's name on SCHEDULE 2.2 in exchange for all right, title and interest of such Stockholder in the Company Stock held by such Stockholder immediately prior to the Closing.

      2.3. DELIVERY OF CERTIFICATES. At the Closing, (i) the Stockholders shall deliver to CSI the certificates representing the Company Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled, and (ii) CSI shall deliver to the Stockholders certificates representing the CSI Stock. The Stockholders agree promptly to cure any

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deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

      2.4. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions set forth herein to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions to be satisfied at or concurrently with the Closing) or on such other date and at such other place as CSI and the Company may mutually determine (the "Closing Date").

3.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      The Stockholders jointly and severally represent and warrant to CSI as set forth below in this Section 3. For purposes of this Section 3, (i) the term "Company" shall mean and refer to the Company and all of its subsidiaries, if any. To the extent that any exception to any representation or warranty is disclosed on any Schedule required by this Section 3, then such exception shall be deemed to be disclosed on all Schedules required by this Section 3. Any reference in this Section 3 or elsewhere in this Agreement to a "Material Adverse Effect" on the Company shall mean a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries, taken as a whole.

      3.1. DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey (the "State of Incorporation"), and, except as set forth on SCHEDULE 3.1, has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Company. SCHEDULE 3.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Company's Certificate of Incorporation and By-laws, each as amended (collectively, the "Charter Documents"), are all attached to SCHEDULE 3.1.

      3.2. AUTHORIZATION. (i) The officers of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement and the Merger, all of which have been unanimously approved by all of the stockholders and the Board of Directors of the Company. Copies of resolutions unanimously adopted by the stockholders and the Board of Directors of the Company approving this Agreement and the Merger, certified by the Secretary or an Assistant Secretary of the Company, are attached hereto as SCHEDULE 3.2. This Agreement has been validly executed and delivered by the Company, and the Stockholders and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

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      3.3. CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the
Company is set forth on SCHEDULE 3.3. All of the issued and outstanding shares of the capital stock of the Company are owned of record and beneficially by the Stockholders in the amounts set forth on SCHEDULE 3.3 and, except as set forth on SCHEDULE 3.3, are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable. None of such shares were issued in violation of any preemptive rights or similar rights of any past or present stockholder of the Company. Except as set forth on SCHEDULE 3.3, no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any shares of its capital stock or obligates any of the Stockholders to transfer any shares of Company Stock to any person except pursuant to this Agreement.

      3.4. SUBSIDIARIES. Except as set forth on SCHEDULE 3.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name on its Certificate of Incorporation. Except as set forth on SCHEDULE 3.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      3.5. FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as SCHEDULE 3.5:

            (i) the balance sheets of the Company as of December 31, 1995 and 1996 and the related statements of operations, stockholder's equity and cash flows for the one-year periods ended December 31, 1995 and 1996, together with the related notes and schedules (such balance sheets and related statements, notes and schedules are referred to as the "Year-End Financial Statements"); and

            (ii) the balance sheets of the Company as of June 30, 1997 and September 30, 1997 (the "Balance Sheet Date") and the related statements of operations, stockholder's equity and cash flows for the six-month period and nine-month period ended June 30, 1997 and September 30, 1997, respectively, together with the related notes and schedules (such balance sheet and related statements, notes and schedules are referred to as the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements are collectively referred to as the "Financial Statements".

      Except as set forth on SCHEDULE 3.5, the Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company

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have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      3.6. LIABILITIES AND OBLIGATIONS. Except as set forth on SCHEDULE 3.6, to the knowledge of the Company and the Stockholders, the Company has no liabilities or obligations of any kind (whether secured or unsecured, accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations adequately reflected or reserved for on the face of the Financial Statements (rather than in any notes thereto), (ii) current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) liabilities and obligations incurred in connection with this Agreement. Immediately before and after giving effect to the Merger, the aggregate indebtedness of the Company (other than trade payables incurred in the ordinary course of business consistent with past practice) shall not exceed the sum of (a) $1,900,000 PLUS (b) any amounts borrowed by the Company to pay distributions to its Stockholders from the Company's accumulated adjustment account (the "AAA Account").

      3.7. ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 3.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date. Receivables from and advances to employees and the Stockholders and any entities or persons related to or affiliated with any of the Stockholders are separately identified on SCHEDULE 3.7. SCHEDULE 3.7 also sets forth an accurate aging analysis of all accounts, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30-day aging categories. Except to the extent reflected on SCHEDULE 3.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and, to the knowledge of the Company and the Stockholders, are collectible in the amounts shown on SCHEDULE 3.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      3.8. PERMITS AND INTANGIBLES. Except as set forth on SCHEDULE 3.8, the Company and its employees hold all licenses, franchises, permits and other governmental authorizations required in connection with the conduct of the Company's business. The Company has not received any notice that any person intends to cancel, terminate or not renew any material license, franchise, permit or other governmental authorization. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations. Except as specifically set forth on SCHEDULE 3.8 or 3.9, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such licenses, franchises, permits or government authorizations.

      3.9. ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, requirements, permits, judgments, orders and decrees applicable to any of them or any of

                                    -6-
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their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in each applicable Environmental Law), including, without limitation, petroleum and petroleum products (as such terms are defined in each applicable Environmental Law), except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, (i) has not had and will not have a Material Adverse Effect on the Company or any of its businesses, and
(ii) will not necessitate any material expenditure by or on behalf of the Company. The Company has obtained and substantially adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on SCHEDULE 3.9, and have reported to the appropriate authorities, to the extent required by each applicable Environmental Law, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no releases or threats of releases (as such terms are defined in each applicable Environmental Law) at, from, in or on any property owned or operated by the Company in violation of any Environmental Law. There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or CSI under any Environmental Law or in tort for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury. The Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

      3.10. PERSONAL PROPERTY. SCHEDULE 3.10 sets forth an accurate list of (i) all personal property included in "plant, property and equipment" on the balance sheet of the Company as of the Balance Sheet Date with an individual value in excess of $10,000; (ii) all other personal property owned by the Company as of the Balance Sheet Date or acquired by the Company since the Balance Sheet Date, with an individual value in excess of $50,000; and (iii) all leases and agreements in respect of personal property which have aggregate annual payments in excess of $10,000; and including, in the case of each of (i), (ii) and (iii), an indication as to which assets are currently owned, or were formerly owned, by any Stockholder, any relative of any Stockholder, or any affiliate of the Company or any Stockholder. True, correct and complete copies of all of the documents listed on SCHEDULE 3.10 have been delivered to the Company. Except as set forth and specifically described on SCHEDULE 3.10, (1) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on SCHEDULE 3.10, (2) except as set forth on SCHEDULE 3.10, all of the personal property listed on SCHEDULE
3.10 which is material to the business of the Company is in good working order and condition, ordinary wear and tear excepted and (3) all leases and agreements

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included on SCHEDULE 3.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

      3.11. SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE
3.11 sets forth a list of (i) all customers representing 5% or more of the Company's revenues in any of the periods covered by the Financial Statements, and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including current construction contracts which are with significant customers and have a total contract price in excess of $1,000,000, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements are attached to SCHEDULE 3.11. Except as described on SCHEDULE 3.11, (a) within the last 12 months, none of the Company's significant customers (including those identified on SCHEDULE 3.11) have canceled or substantially reduced or, to the knowledge of the Company and the Stockholders, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and (b) the Company has complied with all material commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on SCHEDULE 3.11 and no notice of default under any such contract or agreement has been received. SCHEDULE 3.11 also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $50,000 by the Company in any calendar year.

      3.12. REAL PROPERTY. The Company owns no real property. SCHEDULE 3.12 includes a list of all real property leased by the Company at the date hereof, and all other real property, if any, used by the Company in the conduct of its business. At or prior to the Closing, any lease of any such real property between the Company and any Stockholder, any relative of any Stockholder or any affiliate of the Company or any Stockholder (i) will be terminated or (ii) will be modified to be on terms no less favorable to the Company than those available from an unaffiliated party and otherwise reasonably acceptable to CSI and the owners of such real property. True, complete and correct copies of all leases and agreements in respect of real property leased by the Company are attached to
SCHEDULE 3.12, and an indication as to which such properties, if any, were formerly owned, by any Stockholder, any relative of any Stockholder or any affiliate of the Company or any Stockholder is included in SCHEDULE 3.12. Except as set forth on SCHEDULE 3.12, all of such leases included on SCHEDULE 3.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

      3.13. INSURANCE. SCHEDULE 3.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and a list of all insurance loss runs or workers compensation claims received for the past five policy years, which list is substantially complete and correct. True, complete and correct copies of all insurance policies currently in effect are attached to SCHEDULE 3.13. Except as set forth on SCHEDULE 3.13, such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. Except as set forth on SCHEDULE 3.13, none of such policies is a "claims made" policy. All such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date, and there has not been any lapse in coverage of any such insurance policy during the last five years.

      3.14.  COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
SCHEDULE 3.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements, if any, with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Attached to SCHEDULE 3.14 are true, complete and correct copies of any employment agreements for the persons listed on SCHEDULE 3.14 and all other employment and other agreements of any nature containing any provision that could require the Company to make any payment to any person as a result of the transactions contemplated by this Agreement, which provisions are specifically identified on SCHEDULE 3.14. Except as set forth on SCHEDULE 3.14, since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

      Except as set forth on SCHEDULE 3.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees employed by the Company during the year ended December 31, 1997 are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company and the Stockholders, no campaign to establish such representation is in progress and (iv) there is no pending or, to the knowledge of the Company and the Stockholders, threatened, labor dispute involving the Company and any group of its employees. Attached to SCHEDULE 3.14 are (a) a list of all labor unions which had members employed by the Company during the year ended December 31, 1997 and (b) true, complete and correct copies of collective bargaining agreements or other labor contracts covering approximately 75% of the Company's union work force for the year ended December 31, 1997. Except as set forth on SCHEDULE 3.14, the Company has not experienced any labor interruptions over the past five years. The Company believes its relationship with its employees is good.

      3.15. EMPLOYEE BENEFIT PLANS. SCHEDULE 3.15 sets forth an accurate schedule showing all employee benefit plans of the Company (including the Company's subsidiaries), including all agreements or arrangements (other than agreements or arrangements set forth on SCHEDULE 3.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on SCHEDULE 3.15, the Company (including the Company's subsidiaries) does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company or any of its subsidiaries have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees

(such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. Neither the Company nor any of its subsidiaries has sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on SCHEDULE 3.15, and neither the Company nor any of its subsidiaries is required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any employees of the Company or any of its subsidiaries.

      Except as set forth on SCHEDULE 3.15, the Company does not contribute to, participate in, or otherwise have liability with respect to, any pension benefit plan covered under the provisions of Title IV of ERISA. All employee benefit plans listed on SCHEDULE 3.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations, and nothing has occurred that could subject the Company to liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or Section 6652 of the Code, or that has subjected or could subject any participant in or beneficiary of a plan to a tax under Section 4973 of the Code. There are no existing or, to the knowledge of the Company and the Stockholders, threatened lawsuits, claims or other controversies relating to any plan, other than claims for information or benefits in the normal course. All accrued contribution obligations, premium payments and assessments of the Company or any of its subsidiaries with respect to any plan listed on SCHEDULE 3.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on SCHEDULE 3.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of the determination letters relating thereto are included as part of SCHEDULE 3.15. Except as disclosed on SCHEDULE 3.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of SCHEDULE 3.15. Neither the Stockholders, any plan listed in SCHEDULE 3.15 nor the Company (including the Company's subsidiaries) has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. No plan listed in SCHEDULE
3.15 has incurred an "accumulated funding deficiency" (as defined in Section 412(a) of the Code and Section 302(1) of ERISA); and the Company (including the Company's subsidiaries) has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed in SCHEDULE 3.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as defined in Section 4043 of ERISA) with respect to any such plan listed in
SCHEDULE 3.15; and the Company (including the Company's subsidiaries) has not incurred liability under Section 4062 of ERISA. In the case of each Qualified Plan (other than a multiemployer plan) subject to Title IV of ERISA, the current fair market value of the assets of such plan equals or exceeds the present value of all benefit liabilities determined on a plan termination basis, and in the case of each Qualified Plan subject to Title IV of ERISA that is a multiemployer plan, the fair market value of assets equals or exceeds the present value of all vested benefits and, as of the date hereof, there are no unfunded vested benefits for which the Company is liable or would be liable in the event that the transactions contemplated by this Agreement would result in a withdrawal from such plan.

      3.16. CONFORMITY WITH LAW; LITIGATION. Except as set forth on SCHEDULE 3.16, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company and the Stockholders, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on
SCHEDULE 3.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years. Except as set forth on SCHEDULE 3.16, the Company has conducted and is now conducting its business in substantial compliance with all applicable federal, state and local laws, statutes, ordinances, permits, licenses, writs, injunctions, orders, decrees, approvals, variances, rules and regulations applicable to the Company or its assets.

      3.17. TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company (including the Company's subsidiaries) has timely filed all requisite federal, state and other Tax returns or extension requests due on or before the date hereof. Except as set forth on SCHEDULE 3.17, there are no audits or examinations in progress or claims against the Company for federal, state or other Taxes (including penalties and interest) for any period (or portion thereof) ending prior to or on the date hereof, and no notice of any claim for Taxes, whether pending or threatened, has been received by the Company. All Taxes, including interest and penalties (whether or not shown on any Tax return) due and payable on or before the date hereof by the Company, any of the Company's subsidiaries, or any member of an affiliated or consolidated group which includes or included the Company or any of the Company's subsidiaries, have been paid. The amounts shown as accruals for Taxes on the Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all periods shown. Copies of
(i) any Tax examinations, (ii) extensions of time for filing and (iii) the federal, state and local income tax returns and franchise tax returns of the Company (including the Company's subsidiaries) for the last three fiscal years, or such shorter period of time as any of them shall have existed, are attached hereto as SCHEDULE 3.17. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each Stockholder certifies that he is not a foreign person pursuant to Section 1.1445-2(b) of the Treasury regulations. The Stockholders made a valid election under the provisions of Subchapter S of the Code, and the Company has been taxed under the provisions of Subchapter S of the Code throughout the past 10 years. Except as set forth on SCHEDULE 3.17, the Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years.

      3.18. NO VIOLATIONS; NO CONSENTS REQUIRED. The Company is not in violation of its Charter Documents. Neither the Company nor, to the knowledge of the Company and the Stockholders, any other party thereto, is in material default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth in SCHEDULE 3.18, (i) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents, and (ii) the rights and benefits of the Company under the Material Documents will not be adversely affected by the transactions contemplated hereby. Except as set forth on SCHEDULE 3.18, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on SCHEDULE 3.18, none of the Material Documents prohibits the use or publication by the Company or CSI of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company from freely providing services to any other customer or potential customer of the Company or CSI.

      3.19. GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE 3.19, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation.

      3.20. ABSENCE OF CHANGES. From the Balance Sheet Date to the date hereof, the Company has conducted its operations in the ordinary course of business and, except as set forth on SCHEDULE 3.20, there has not been:

            (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company, except for distributions by the Company to its Stockholders from the AAA Account as set forth on SCHEDULE 3.20;

            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for officers (other than Stockholders) and employees in accordance with past practice;

            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Company;

            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including, without limitation, the Stockholders and their affiliates;

            (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholder or any affiliate thereof;

            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (xi) any waiver of any material rights or claims of the Company, except for the negotiation with, and adjustment of invoices to, customers in the ordinary course of business consistent with past practice;

            (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

            (xiii) any transaction by the Company outside the ordinary course of its business;

            (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

            (xv) any distribution of property or assets by the Company other than in the ordinary course of business.

      3.21. DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.21 sets forth a schedule as of the date of this Agreement of: (i) the name of each financial institution in which the Company has accounts or safe deposit boxes, (ii) the names in which the accounts or boxes are held, (iii) the type of account and account number and (iv) the name of each person authorized to draw thereon or have access thereto. SCHEDULE 3.21 also sets forth the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      3.22. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on SCHEDULE 3.22, no Stockholder, relative of any Stockholder or any person or entity in which any Stockholder or any relative of any Stockholder has a pecuniary interest, owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on SCHEDULE 3.22, no officer, director or Stockholder of the Company has, nor during the period beginning January 1, 1990 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      3.23. DISCLOSURE. There is no fact known to the Stockholders which has specific application to the Company (other than general economic or industry conditions) which materially adversely affects or, so far as the Stockholders can reasonably foresee, materially threatens, the assets, business, condition (financial or otherwise), results of operations or prospects of the Company, and which has not been described in this Agreement or the Schedules hereto.

      3.24. PREEMPTIVE RIGHTS. No Stockholder has, and each hereby waives, any preemptive or other right to acquire shares of Company Stock or CSI Stock that such Stockholder has or may have had other than rights of any Stockholder to acquire CSI Stock pursuant to (i) this Agreement or (ii) any option granted by CSI.

      3.25. CERTAIN BUSINESS PRACTICES. Neither the Company nor any of the Stockholders has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action, in either case which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      3.26.  REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES.

            (i) The fair market value of the CSI stock and other consideration received by each Stockholder in the Merger will be approximately equal to the fair market value of the Company Stock surrendered in the Merger.

            (ii) There is no plan or intention on the part of any of the Stockholders to sell, exchange or otherwise dispose of (by short sale or otherwise) a number of shares of CSI Stock received in the Merger that would reduce the Stockholders' ownership of CSI Stock to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all of the formerly outstanding Company Stock as of immediately prior to the Merger. For purposes of this representation, shares of Company Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of CSI Stock, will be treated as outstanding Company Stock on the date of the Merger. Moreover, shares of the Company Stock and shares of CSI Stock held by the Stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

            (iii) The liabilities of the Company assumed by CSI and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

            (iv) The Company and the Stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

            (v) There is no intercorporate indebtedness existing between CSI and the Company that was issued, acquired or will be settled at a discount.

            (vi) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

            (vii) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

            (viii) The fair market value of the assets of the Company transferred to CSI will equal or exceed the sum of its liabilities assumed by CSI, plus the amount of liabilities, if any, to which the transferred assets are subject.

      3.27. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for representations and warranties contained in this Agreement and in certificates delivered by the Stockholders in connection with the Closing, the Stockholders:

            (i) make no representation or warranty, express or implied, written or oral, and

            (ii) disclaim any such representation or warranty (including, without limitation, any warranty of merchantability or of fitness for a particular purpose), whether by the Stockholders, the Company, any of their respective officers, directors, employees, agents or representatives or any other person, in each case with respect to the Company or the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure by the Stockholders or the Company or any of their respective affiliates, officers, directors, employees, agents or representatives or any other person to CSI, any affiliate of CSI or any of their respective officers, directors, employees, agents or representatives or any other person of any documentation or other information with respect to any one or more of the foregoing.

4.  REPRESENTATIONS OF CSI

      CSI represents and warrants to each of the Stockholders as set forth below in this Section 4. Any reference in this Section 4 or elsewhere in this Agreement to a "Material Adverse Effect" on CSI shall mean a material adverse effect on the business, operations, assets or financial condition of CSI and its subsidiaries, taken as a whole.

      4.1. DUE ORGANIZATION. CSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to carry on its business as it is now being conducted. CSI is qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      4.2. AUTHORIZATION. (i) The representatives of CSI executing this Agreement have the authority to enter into and bind CSI to the terms of this Agreement and (ii) CSI has the full legal right, power and authority to enter into this Agreement and the Merger.

      4.3. NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Company's Restated Certificate of Incorporation or Amended and Restated By-laws, each as amended.

      4.4. VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by CSI and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of CSI and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of CSI.

      4.5. CSI STOCK. At the time of issuance thereof, the CSI Stock to be delivered to the Stockholders pursuant to this Agreement will constitute valid and legally issued, fully paid and nonassessable shares of CSI.

      4.6. INVESTIGATION BY CSI. CSI has conducted its own investigation and examination of the Company and its assets, liabilities (actual, accrued and contingent), condition (financial and otherwise), businesses, operations, affairs and prospects based primarily upon its own knowledge and experience and upon information and data provided by the Stockholders and management of the Company. CSI has the knowledge and experience necessary, and has consulted with such legal, financial and other professional advisers as CSI has deemed necessary, to review such information and data and, based upon such information and data, such knowledge and experience and such professional advice, to evaluate the merits and risks associated with the Merger and the other transactions contemplated hereby. Notwithstanding (i) the investigation and examination made by CSI, (ii) the knowledge and experience of CSI and (iii) the professional advice received by CSI, in each case with respect to the Company, the Merger and the other transactions contemplated by this Agreement, CSI is expressly relying on the truth and accuracy of the representations and warranties of the Company and the Stockholders contained in this Agreement and in all certificates delivered by the Company and the Stockholders in connection with the Closing.

      4.7. SEC REPORTS. Since July 2, 1997, CSI has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC"), and, at the time of its filing with the SEC, each such form, report and document complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as then in effect. Since July 2, 1997, at the time of its filing or effectiveness, no report or registration statement filed by CSI with the SEC contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      4.8. ABSENCE OF CHANGES. Except as set forth in the reports and documents filed by CSI with the SEC, from August 11, 1997 to the date hereof, there has not been any change or any development or combination of developments which would be required to be disclosed as a material change in response to Item 11 of a registration statement on Form S-3 under the Securities Act or which has had or would reasonably be expected to have a Material Adverse Effect on CSI.

      4.9.  REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES.

            (i) CSI has no current plan or intention to reacquire any of the CSI Stock issued in the Merger.

            (ii) CSI has no current plan or intention (a) to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets described in Section 368(a)(2)(C) of the Code.

            (iii) CSI will continue, or will cause F&G Mechanical Corporation, a Delaware corporation and wholly owned subsidiary of CSI ("Newco"), to continue, the historic business of the Company, or CSI will use, or will cause Newco to use a significant portion of the Company's historic business assets in a business.

            (iv) CSI will pay its expenses, if any, incurred in connection with the Merger.

            (v) There is no intercorporate indebtedness existing between CSI and the Company that was issued, acquired or will be settled at a discount.

            (vi) CSI is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

            (vii) None of the compensation paid by CSI to any Stockholder-employee will be separate consideration for, or allocable to, any of their Company Stock; none of the shares of CSI Stock issued to any Stockholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

      4.10. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for representations and warranties contained in this Agreement and in certificates delivered by CSI in connection with the Closing, CSI:

            (i) make no representation or warranty, express or implied, written or oral, and

            (ii) disclaim any such representation or warranty (including, without limitation, any warranty of merchantability or of fitness for a particular purpose), whether by CSI, any of its officers, directors, employees, agents or representatives or any other person, in each case with respect to CSI or the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure by CSI or any of its affiliates, officers, directors, employees, agents or representatives or any other person to any Stockholder, the Company, any affiliate of the Company or any of their respective officers, directors, employees, agents or representatives or any other person of any documentation or other information with respect to any one or more of the foregoing.

5.  COVENANTS PRIOR TO CLOSING

      5.1. ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of CSI access to all of the Company's sites, properties, books and records and will furnish CSI with such additional financial and operating data and other information as to the business and properties of the Company as CSI may from time to time reasonably request. The Company will cooperate with CSI, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. CSI, the Stockholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 12.

      5.2. CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing Date, the Company will, except as set forth on
SCHEDULE 5.2:

            (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

            (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (iii) perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

            (iv) use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

            (v) use its reasonable efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with the Company;

            (vi) maintain substantial compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

            (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and consent of CSI (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of CSI if such replacement instruments are on terms at least as favorable to the Company as the instruments being replaced.

      5.3. PROHIBITED ACTIVITIES. Except as set forth on SCHEDULE 5.3, between the date hereof and the Closing Date, the Company will not, without prior written consent of CSI:

            (i)  make any change in the Charter Documents;

            (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants;

            (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

            (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except in the normal course of business consistent with past practice in an amount not in excess of (a) $50,000 individually and (b) $250,000 in the aggregate;

            (v) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (a) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $50,000 necessary or desirable for the conduct of the businesses of such Company, (b) (1) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (2) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (b) being referred to herein as "Statutory Liens");

            (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

            (vii) negotiate for the acquisition of any business or the start-up of any new business;

            (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity;

            (ix) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (x) commit a material breach or amend or terminate any material agreement, permit, license or other right of the Company;

            (xi) enter into any other transaction outside the ordinary course of its business; or

            (xii) increase or commit to any increase in the salary, bonus, commission or other compensation of any officer, director, employee or agent of the Company, except for ordinary and customary bonuses and salary increases for officers (other than the Stockholders) and employees in accordance with past practice.

      5.4. NO SHOP. None of the Stockholders, the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

            (i) solicit or initiate the submission of proposals or offers from any person for,

            (ii)  participate in any discussions pertaining to,

            (iii) furnish any information to any person other than CSI or its authorized agents relating to,

any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company.

      5.5.  DISTRIBUTIONS TO STOCKHOLDERS.

            (i) Prior to the Closing, the Company may distribute to its Stockholders cash and cash equivalents (including any insurance policy owned by any Company on the life of the Stockholder) owned by the Company; PROVIDED, HOWEVER, that the aggregate amount of all distributions made by the Company since September 30, 1997 shall not exceed the AAA Account.

            (ii) To the extent that the Company will not have cash available to pay current obligations and to make distributions permitted by Section 5.5(i) in an aggregate amount equal to the AAA Account as of the Closing Date, then, upon prior written notice to CSI, the Company (a) may borrow from a bank cash in an amount sufficient to permit the Company to maintain working capital and to make the distributions permitted by Section 5.5(i) and (b) may secure such borrowings with assets of the Company.

            (iii) In addition to the distributions permitted by Section 5.5(i), prior to the Closing, the Company may forgive up to $700,000 of indebtedness owing from officers of the Company to the Company.

      5.6. NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide CSI with proof that any required notice has been sent.

      5.7. AGREEMENTS. Except as contemplated by Sections 6.7 and 6.8 and except as set forth on SCHEDULE 5.7, on or prior to the Closing Date, the Stockholders and the Company shall terminate (i) any stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee and (ii) any existing agreement between the Company and any Stockholder, in each case except as specifically approved in writing by CSI. Copies of such termination agreements shall be delivered to CSI at the Closing or prior thereto.

      5.8. NOTIFICATION OF CERTAIN MATTERS. During the period from the date hereof to the Closing Date, the Stockholders and the Company shall give prompt notice to CSI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or any Stockholder contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and
(ii) any material failure of any Stockholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. CSI shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of CSI contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of CSI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.7 shall not be deemed to (1) modify the representations or warranties hereunder of the party delivering such notice, (2) modify the conditions to Closing set forth herein, or (3) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      5.9. AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing occurs to notify the other parties hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

      5.10. FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      5.11. COMPLIANCE WITH THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976. All parties to this Agreement hereby recognize that one or more filings under the Hart-Scott-Rodino Act of 1976 (the "Hart-Scott-Rodino Act") Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that filings under the Hart-Scott-Rodino Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott-Rodino Act, (ii) such filings and expiration or termination of the applicable waiting period thereunder shall be deemed a condition precedent in addition to the conditions precedent set forth elsewhere in this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott-Rodino-Act to be made. If filings under the Hart-Scott-Rodino Act are required, the costs and expenses thereof (including filing fees) shall be borne equally by the parties.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY

      The obligations of the Stockholders and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

      6.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of CSI contained in Section 4 that are qualified by materiality shall be true and correct in all respects and all other representations and warranties of CSI contained in Section 4 shall be true and correct in all material respects, in each case as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date; all terms, covenants and conditions of this Agreement to be complied with and performed by CSI on or before the Closing Date shall have been duly complied with and performed in all material respects; and CSI shall have delivered to the Stockholders a certificate, dated the Closing Date and signed by the President or any Vice President of CSI, to such effect.

      6.2. NO MATERIAL ADVERSE EFFECT. Since the Balance Sheet Date, no event or circumstance shall have occurred which has had, or reasonably could be expected to have, a Material Adverse Effect on CSI, and CSI shall not have suffered any change, loss or damage to any of its properties or assets, whether or not covered by insurance, which change, loss or damage could materially affect or impair the ability of CSI to conduct its business; and CSI shall have delivered to the Stockholders a certificate, dated the Closing Date and signed by the President or any Vice President of CSI, to such effect.

      6.3. SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and its counsel.

      6.4. OPINION OF COUNSEL. The Company shall have received an opinion from counsel to CSI, dated the Closing Date, in the form of ANNEX I hereto.

      6.5. CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the Company deems it inadvisable to proceed with the transactions hereunder.

      6.6. GOOD STANDING CERTIFICATES. CSI shall have delivered to the Company a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the State of Delaware and in each state in which it is authorized to do business and showing that it is in good standing and authorized to do business and that all of its state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

      6.7. SECOND LEASE MODIFICATION AGREEMENT. Newco shall have executed and delivered to Salpat Realty, a New Jersey corporation, a Second Lease Modification Agreement in the form of ANNEX II hereto.

      6.8. EMPLOYMENT AGREEMENTS. Salvatore Fichera shall have entered into an Employment Agreement with Newco in the form of ANNEX III hereto. Salvatore P. Giardina shall have entered into an Employment Agreement with Newco in the form of ANNEX IV hereto.

      6.9. NEW YORK LEASE AGREEMENT. Newco shall have entered into a Lease Agreement with F&G Realty, a New York partnership, in the form of ANNEX V hereto.

      6.10. RELATED-PARTY INDEBTEDNESS. All existing indebtedness owing to the Company from any Stockholder, any relative of any Stockholder, any affiliate of the Company or any Stockholder or any entity owned or partially owned by any Stockholder shall be amended so that such indebtedness (i) bears interest at a rate of 6% per annum, (ii) matures on the third anniversary of the Closing Date,
(iii) is secured by a pledge of CSI Stock granted by the Stockholders to Newco on the terms set forth in the Pledge Agreement referred to in Section 7.10 and
(iv) at any time prior to the termination of such Pledge Agreement, is recourse only to the CSI Stock pledged by the Stockholders to Newco pursuant to such Pledge Agreement.

      6.11. MERGER OF INRI AND MEADOWLANDS. INRI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CSI ("INRI"), shall have merged with and into Meadowlands Fire Protection Corp., a New Jersey corporation ("Meadowlands"), pursuant to the Agreement and Plan of Merger dated as of February 12, 1998 (the "Meadowlands Merger Agreement") among CSI, INRI, the Stockholders and Vincent Fichera.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CSI

      The obligations of CSI with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

      7.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of the Stockholders and the Company contained in this Agreement that are qualified by materiality shall be true and correct and all other representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; all terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the Company on or before the Closing Date shall have been duly complied with and performed in all material respects; and the Stockholders shall have delivered to CSI a certificate, dated the Closing Date and signed by the Stockholders, to such effect.

      7.2. NO MATERIAL ADVERSE EFFECT. Since the Balance Sheet Date, no event or circumstance shall have occurred which has had, or reasonably could be expected to have, a Material Adverse Effect on the Company, and the Company shall not have suffered any change, loss or damage to any of its properties or assets, whether or not covered by insurance, which change, loss or damage could materially affect or impair the ability of the Company to conduct its business; and the Stockholders shall have delivered to CSI a certificate, dated the Closing Date and signed by the Stockholders, to such effect.

      7.3. STOCKHOLDERS' RELEASE. The Stockholders shall have delivered to CSI an instrument dated the Closing Date releasing CSI, the Surviving Corporation and Newco from (i) any and all claims of the Stockholders against CSI, the Surviving Corporation and Newco and (ii) any and all obligations of CSI, the Surviving Corporation and Newco to the Stockholders, with appropriate exceptions.

      7.4. SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to CSI.

      7.5. OPINION OF COUNSEL. CSI shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in the form of ANNEX VI hereto.

      7.6. CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on SCHEDULE 3.18 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of CSI as a result of which CSI deems it inadvisable to proceed with the transactions hereunder.

      7.7. GOOD STANDING CERTIFICATES. The Company shall have delivered to CSI a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business and showing that the Company is in good standing and authorized to do business and that all of the Company's state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

      7.8. RELATED PARTY TRANSACTIONS. All existing indebtedness owing to the Company from any Stockholder, any relative of any Stockholder, any affiliate of the Company or any Stockholder or any entity owned or partially owned by any Stockholder shall be amended so that such indebtedness (i) bears interest at a rate of 6% per annum, (ii) matures on the third anniversary of the Closing Date,
(iii) is secured by a pledge of CSI Stock granted by the Stockholders to Newco on the terms set forth in the Pledge Agreement referred to in Section 7.10 and
(iv) at any time prior to the termination of such Pledge Agreement, is recourse only to the CSI Stock pledged by the Stockholders to Newco pursuant to such Pledge Agreement. All other existing leases, agreements and arrangements between the Company and any Stockholder, any relative of any Stockholder or any affiliate of the Company or any Stockholder shall either have been canceled or the terms thereof shall have been renegotiated on an arm's length basis satisfactory to CSI.

      7.9. EMPLOYMENT AGREEMENTS. Salvatore Fichera and Salvatore Giardina shall have entered into the respective Employment Agreements referred to in Section 6.8.

      7.10. PLEDGE AGREEMENT. The Stockholders shall have executed and delivered to Newco a Pledge Agreement in the form of ANNEX VII hereto.

      7.11. TERMINATION OF PROFIT SHARING PLAN. The Company shall have taken all necessary and appropriate corporate actions (i) to terminate the F&G Mechanical Corp. Profit Sharing Plan, (ii) to remove the Company as a named or other fiduciary to such plan, (iii) to remove the Company or any person acting as an agent or employee of the Company as administrator of such plan and (iv) to appoint the Stockholders in their capacities as named fiduciaries and administrators of such plan.

      7.12. ACQUISITION BY MEADOWLANDS OF COUNTY ROAD. Meadowlands shall have acquired, and shall own, all of the capital stock of County Road Mechanical, Inc., a New Jersey corporation.

      7.13. MERGER OF INRI AND MEADOWLANDS. INRI shall have merged with and into Meadowlands pursuant to the Meadowlands Merger Agreement.

8.  COVENANTS OF CSI AND THE STOCKHOLDERS AFTER CLOSING

      8.1. RELEASE FROM GUARANTEES. CSI shall use all reasonable efforts to have the Stockholders released from any and all guarantees of indebtedness of the Company identified on SCHEDULE 8.1. In the event that CSI cannot obtain such releases on or prior to the date 60 days subsequent to the Closing Date, CSI shall pay off or otherwise refinance or retire such indebtedness so that the all guarantees by the Stockholders of such indebtedness are fully released.

      8.2.  PREPARATION AND FILING OF TAX RETURNS.

            (i) The Stockholders shall file or cause to be filed all Tax returns for the Company for all taxable periods that end on or before the Closing Date, but in each case only after CSI has reviewed such returns and consented thereto (which consent shall not be unreasonably withheld). The Stockholders shall pay or cause to be paid all Tax liabilities (in excess of all amounts already paid with respect thereto) shown by such Tax returns to be due.

            (ii) Each party hereto shall, and shall cause its subsidiaries and affiliates, if any, to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax returns, amended Tax returns or claims for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax returns pursuant to this Agreement shall bear all costs of filing such Tax returns.

      8.3. GRANT OF STOCK OPTIONS. At the first meeting of the Compensation Committee of the Board of Directors of CSI after the Closing Date, CSI will recommend that the Compensation Committee grant to Newco stock options to purchase an aggregate of 125,000 shares of CSI Stock at an exercise price equal to the quotient of (i) $26,400,000 DIVIDED BY (ii) the number of shares of CSI Stock delivered by CSI to the Stockholders pursuant to Section 2.2(ii). Newco shall allocate such options to key employees (other than the Stockholders) of Newco. SCHEDULE 8.3 sets forth the name, address and social security number of, and the number of stock options to be allocated to, each such key employee of Newco.

      8.4. CERTAIN TAX PAYMENTS. On or prior to April 1, 1998, CSI shall pay, or shall cause Newco to pay, to the Stockholders an amount in cash equal to 115% of the actual federal and state income tax liability of the Stockholders in respect of the taxable income of the Company during the period from January 1, 1998 to the Closing Date.

      8.5. TERMINATION OF PROFIT SHARING PLAN. As soon as reasonably practicable after the Closing, the Stockholders shall in good faith take all steps that are necessary to effectuate the termination of the F&G Mechanical Corp. Profit Sharing Plan and Trust and to obtain the requisite approvals of the Internal Revenue Service to such termination.

9.  INDEMNIFICATION

      The Stockholders and CSI each make the following covenants that are applicable to them, respectively:

      9.1. SURVIVAL OF STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES. Except as otherwise set forth on SCHEDULE 9.1, the representations and warranties made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Merger for a period of two years from the Closing Date; PROVIDED, HOWEVER, that all representations and warranties with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid. The date on which a representation or warranty expires as provided herein is referred to herein as the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on intentional fraud.

      9.2. GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. Except as otherwise set forth on SCHEDULE 9.1, the Stockholders covenant and agree that they will jointly and severally indemnify, defend, protect, and hold harmless CSI, Newco, the Surviving Corporation and their respective subsidiaries and officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person, except and to the extent such Damages (i) are recoverable by CSI, Newco and the Surviving Corporation under any applicable insurance policies or (ii) are reserved against in the Financial Statements, arising from or relating to (a) any breach of any representation or warranty made by any Stockholder in this Agreement; (b) any breach of any covenant made by any Stockholder or the Company in this Agreement;
(c) any violation of any Environmental Law prior to the Closing; (d) any release of Hazardous Wastes, Hazardous Materials or Hazardous Substances affecting any real property formerly owned or operated by the Company or any predecessor of the Company, but no longer owned or operated by the Company at the Closing; and
(e) any liability for Taxes of the Company for any period (or portion thereof) ending on or prior to the Closing Date.

      9.3. INDEMNIFICATION BY CSI. CSI covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by the Stockholders as a result of (i) any breach of any representation or warranty of CSI set forth herein or in the certificates delivered in connection herewith; and (ii) any breach or nonfulfillment of any covenant or agreement by CSI under this Agreement.

      9.4.  INDEMNIFICATION PROCEDURE.

            (i) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Damages which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such event, omission or occurrence. The failure of any Indemnitee to give notice as provided in this Section 9.4 shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification.

            (ii) This indemnity is conditioned upon and subject to the Indemnitee giving its full cooperation in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discovery or testimony necessary to effectively carry out the Indemnitor's obligations hereunder. Such cooperation shall be without charge to the Indemnitor.

      9.5. CLAIM BY THIRD PARTIES. If a party to this Agreement seeks indemnification hereunder with respect to a claim by a third party, then this
Section 9.5 shall apply.

            (i) For the purposes of this Section 9.5, "Third Party Claim" means any demand which has been made on, or communicated to, CSI, Newco, the Surviving Corporation or any Stockholder by or on behalf of any person other than CSI, Newco, the Surviving Corporation or any Stockholder and which, if maintained or enforced, might result in a claim for indemnification in the nature described in Section 9.2 or 9.3 being made.

            (ii) Promptly upon receipt by the Indemnitee of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the Indemnitor, the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

            (iii) If the Indemnitor acknowledges in writing the Indemnitor's duty to indemnify with respect to such Third Party Claim, the Indemnitor shall have the right, exercisable by giving notice to the Indemnitee promptly after receipt of any notice of any Third Party Claim under
      Section 9.5(ii), to assume the defense of such Third Party Claim. If the Indemnitee reasonably believes that the Indemnitor may not be able to pay any Damages resulting from any Third Party Claim, as a condition of the Indemnitor assuming defense of such claim, the Indemnitee shall be entitled to reasonable security from the Indemnitor for the Damages to which the Indemnitee may be exposed.

            (iv) Upon the assumption of the defense by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defense of such Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee. In connection therewith, so long as the Indemnitor is defending in good faith such Third Party Claim, the Indemnitee shall cooperate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control and to make such assignments and take such other steps as, in the opinion of counsel for the Indemnitor, are necessary to enable the Indemnitor to conduct such defense. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense of such Third Party Claim through counsel of its own choice, and shall have the right, but not the obligation, to assert any and all allowable crossclaims or counterclaims it may have pursuant to this Section 9.

            (v) With respect to the defense of any Third Party Claim undertaken by the Indemnitor, any compromise or settlement of such Third Party Claim by the Indemnitor which would result in a payment obligation of, or injunctive relief against, or a criminal admission by, the Indemnitee, shall not be made or effective against the Indemnitee without the prior written consent of the Indemnitee.

            (vi) If the Indemnitor fails to give notice of a Third Party Claim to the Indemnitee as provided in Section 9.5(ii), or if the Indemnitor fails to defend, contest or otherwise protect against any Third Party Claim, the Indemnitee shall have the right, but not the obligation, to defend, contest or to otherwise protect against such Third Party Claim; PROVIDED, HOWEVER, that the Indemnitee shall keep the Indemnitor reasonably advised as to the current status and progress of such Third Party Claim. The Indemnitee shall have the right, but not the obligation, to make any compromise or settlement of any such Third Party Claim, and, to the extent it is determined that the Indemnitor is liable for the Damages in connection therewith, the Indemnitee shall be entitled to indemnification of all amounts paid as a result of such Third Party Claim or any compromise or settlement thereof; PROVIDED, HOWEVER, that any such compromise or settlement which would result in a payment obligation of, or injunctive relief against, or a criminal admission by, the Indemnitor or the Indemnitee shall not be made or effective against the Indemnitor or the Indemnitee without the prior written consent of each of the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld.

            (vii) If the Indemnitor assumes and diligently defends any Third Party Claim, then the Indemnitor shall be relieved of the obligation to reimburse the Indemnitee for any other legal, accounting or other out-of-pocket costs and expenses incurred by the Indemnitee with respect to the defense of such Third Party Claim after receipt by the Indemnitee of the notice referred to in Section 9.5(ii), notwithstanding any participation by the Indemnitee in the defense of such Third Party Claim.

            (viii) If the Indemnitee subsequently recovers all or any part of the Third Party Claim from any other person legally obligated to pay all or any part of such claim, the Indemnitee shall forthwith repay to the Indemnitor the amounts recovered up to an amount not exceeding the aggregate payments made by the Indemnitor to the Indemnitee by way of indemnification in respect of such Third Party Claim under this Section 9 or otherwise.

            (ix) The obligations of CSI and the Stockholders under this Section
      9.5 are subject to the limitations set forth in Sections 9.1 and 9.7 and on SCHEDULE 9.1.

      9.6. METHOD OF PAYMENT. All claims for indemnification shall be paid in cash; PROVIDED, HOWEVER, that if the Stockholders are required to pay any claim for indemnification, then the Stockholders may, at their election, pay such claim for indemnification in CSI Stock at its fair market value at the time of payment.

      9.7. LIMITATIONS ON INDEMNIFICATION. Except as otherwise set forth on
SCHEDULE 9,1, CSI, Newco, the Surviving Corporation and the other persons or entities indemnified pursuant to this Section 9 shall not assert any claim for indemnification hereunder against the Stockholders until such time as, the aggregate of all claims which such persons may have against the Stockholders shall exceed $455,000 (the "Indemnification Threshold"). The Stockholders shall not assert any claim for indemnification hereunder against CSI or Newco until such time as the aggregate of all claims which the Stockholders may have against CSI or Newco shall exceed the Indemnification Threshold.

      No person shall be entitled to indemnification under this Section 9 if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

      Except as otherwise set forth on SCHEDULE 9.1, the aggregate liability of the Stockholders for indemnification claims under this Section 9 shall be limited to $45,500,000. The aggregate liability of CSI for indemnification claims under this Section 9 shall be limited to $45,500,000.

10.  TERMINATION OF AGREEMENT

      10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

            (i) by mutual consent of the respective Boards of Directors of CSI and the Company;

            (ii) by the Company (acting through its Board of Directors), or by CSI (acting through its Board of Directors), if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by February 15, 1998 (the "Termination Date"), unless the failure of such transactions to be consummated is due to the willful failure of any party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

            (iii) by the Stockholders or the Company, on the one hand, or by CSI, on the other hand, if a material breach or default shall be made by another party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Termination Date.

      10.2. LIABILITIES IN EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out-of-pocket expenses.

11.  NONCOMPETITION

      11.1. PROHIBITED ACTIVITIES. The Stockholders will not, for a period of five years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering mechanical contracting, heating, ventilation, air conditioning, fire suppression or related services or products (the "Business") in competition with CSI or any of its subsidiaries within 100 miles of where any Company or any of its subsidiaries conducts or has conducted business (the "Territory");

            (ii) solicit any employee of CSI or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of CSI or any of its subsidiaries;

            (iii) call upon any person or entity which is or has been within two years prior to the Closing Date, a customer of any Company or any of its subsidiaries for the purpose of soliciting or selling products or services of the Business in direct competition with CSI or any of its subsidiaries.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than 2% of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market.

      11.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to CSI as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to CSI for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by CSI in the event of breach by such Stockholder, by injunctions, restraining orders and other equitable actions.

      11.3. REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 11 impose a reasonable restraint on the Stockholders in light of the activities and business of CSI and its subsidiaries on the date of the execution of this Agreement and the current plans of CSI; but it is also the intent of CSI and the Stockholders that such covenants be reasonably construed and enforced in accordance with the changing activities, business and locations of CSI and its subsidiaries throughout the term of this covenant. During the term of this covenant, if CSI or one of its subsidiaries engages in related or similar activities, enters a related or similar business or establishes new locations for its current activities or business, in each case within the Territory, then the Stockholders will be prohibited from competing with such activities or business within the Territory.

      11.4. SEVERABILITY; REFORMATION. The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      11.5. INDEPENDENT COVENANT. The Stockholders acknowledge that their covenants set forth in this Section 11 are material conditions to CSI's willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section 11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against CSI or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by CSI of such covenants. It is specifically agreed that the period of five years stated at the beginning of this Section 11, during which the agreements and covenants of each Stockholder made in this Section 11 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is determined by a court of competent jurisdiction or by agreement of the parties to have been in material violation of any provision of this Section 11. The covenants contained in Section 11 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      12.1. GENERAL. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company and/or CSI, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets of the Company and/or CSI. The Stockholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of CSI, (ii) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing their duties for CSI or Newco and (iii) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 12.1, unless (a) such information becomes known to the public generally through no fault of the Stockholders, or
(b) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (b), the Stockholders shall, if possible, give prior written notice thereof to CSI and provide CSI with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section 12.1, CSI shall be entitled to injunctive or other equitable relief restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting CSI from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      12.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which CSI would have no other adequate remedy, the Stockholders agree that the foregoing covenants may be enforced against them by injunctions, restraining orders and other appropriate equitable relief.

      12.3. SURVIVAL. The obligations of the parties under this Section 12 shall survive the termination of this Agreement for a period of five years.

13.  INTENDED TAX TREATMENT

      TAX-FREE REORGANIZATION. CSI , the Company and the Stockholders are entering into this Agreement with the intention that the merger of the Company into CSI qualify as a reorganization described in Section 368(a)(1)(A) of the Code for federal income tax purposes, and CSI, the Company and the Stockholders will not take any actions that disqualify such merger for such treatment. The parties hereto shall treat such merger as a tax-free reorganization with respect to all federal, state and local income tax reporting requirements, except to the extent of any "boot" received. Neither the Company nor any Stockholder will take any position on its or his tax returns or in any other filings required to be made with a governmental agency that is inconsistent with the treatment of the transaction contemplated by this Agreement as a reorganization described in Section 368(a)(1)(A) of the Code. Further, each of the Company and the Stockholders shall comply with the record keeping and filing requirements of Treasury Regulation Section 1.368-3.

14.  SECURITIES LAW MATTERS

      14.1. ECONOMIC RISK; SOPHISTICATION. Each Stockholder represents and warrants that such Stockholder has not relied on any purchaser representative, or on the Company or any other Stockholder, in connection with the acquisition of shares of CSI Stock hereunder. The Stockholders each (i) have such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of CSI Stock, (ii) fully understand the nature, scope and duration of any limitations on transfer described in this Agreement and (iii) can bear the economic risk of an investment in the shares of CSI Stock and can afford a complete loss of such investment. The Stockholders have each had an adequate opportunity to ask questions and receive answers from the officers of CSI concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of CSI, the plans for the operations of the business of CSI, the business, operations and financial condition of CSI, and any plans for additional acquisitions and the like. The Stockholders have each asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

      14.2. COMPLIANCE WITH LAW. Each Stockholder covenants that none of the CSI Stock will be offered, sold, assigned, hypothecated, transferred or otherwise disposed of by such Stockholder except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission.

      14.3. RESALE LIMITATIONS. The CSI Stock to be issued will not be registered pursuant to the Securities Act and each Stockholder may not transfer the CSI Stock except pursuant to registration under the Securities Act, or pursuant to a valid exemption from registration under the Securities Act (including the limitations on resale under Rule 144 promulgated under the Securities Act). Additionally, the certificates evidencing the CSI Stock will bear a legend substantially in the form set forth below:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO SUCH SALE OR TRANSFER, UNLESS THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAW.

      14.4.  CONTRACTUAL RESTRICTIONS.

            (i) Each Stockholder agrees that (a) prior to February 12, 2000 he will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of, or reduce his risk with respect to, one-third of the shares of CSI Stock to be issued to such Stockholder and (b) the certificates representing such shares of CSI Stock shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE ENCUMBERED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY SUCH TRANSACTION, UNTIL FEBRUARY 12, 2000, WITHOUT THE WRITTEN CONSENT OF THE ISSUER.

            (ii) Each Stockholder agrees that (a) prior to February 12, 2001 he will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of, or reduce his risk with respect to, one-third of the shares of CSI Stock to be issued to such Stockholder and (b) the certificates representing such shares of CSI Stock shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE ENCUMBERED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY SUCH TRANSACTION, UNTIL FEBRUARY 12, 2001, WITHOUT THE WRITTEN CONSENT OF THE ISSUER.

            (iii) Each Stockholder agrees that (a) prior to February 12, 2002 he will not offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of, or reduce his risk with respect to, one-third of the shares of CSI Stock to be issued to such Stockholder and (b) the certificates representing such shares of CSI Stock shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE ENCUMBERED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY SUCH TRANSACTION, UNTIL FEBRUARY 12, 2002, WITHOUT THE WRITTEN CONSENT OF THE ISSUER.

            (iv) Notwithstanding the foregoing provisions of this Section 14.4, the contractual restrictions on transfer of CSI Stock contained in this
      Section 14.4 shall not apply to any gift of CSI Stock by any Stockholder to his family members or to any charitable organization; PROVIDED, HOWEVER, that (a) the aggregate amount of all such gifts by any Stockholder shall not exceed $1,500,000, (b) each transferee of such CSI Stock shall be subject to, and shall agree with CSI in writing to comply with, the contractual restrictions set forth in this Section 14.4 and (c) the certificates representing the CSI Stock issued to each transferee shall bear the same legends as the certificates representing the CSI Stock submitted for transfer by the applicable Stockholder.

15.  GENERAL

      15.1. COOPERATION. The Company, the Stockholders and CSI shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with CSI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

      15.2. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of CSI, and the heirs and legal representatives of the Stockholders.

      15.3. ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Companies, Newco and CSI and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders and by the Company, and CSI, acting through their respective officers, duly authorized by their respective Boards of Directors.

      15.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      15.5. BROKERS AND AGENTS. Except as set forth on SCHEDULE 15.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      15.6. NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

            (i)  If to CSI, addressed to it at:

                  Comfort Systems USA, Inc.
                  Three Riverway, Suite 200
                  Houston, Texas  77056
                  Attn: General Counsel

                  with a copy to:

                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts  02110
                  Attn:  Keith F. Higgins, Esq.

            (ii) If to the Stockholders, addressed to them at:

                  c/o F&G Mechanical Corporation
                  348 New County Road
                  Secaucus, New Jersey  07094

                  with a copy to:

                  Pitney, Hardin, Kipp & Szuch
                  200 Campus Drive
                  Florham Park, New Jersey  07932-0950
                  Attention:  Ronald H. Janis, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 15.7 from time to time.

      15.7. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New Jersey other than its principles governing conflicts of laws.

      15.8. KNOWLEDGE. When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "knowledge" of a party, such party shall be deemed to know all facts and circumstances that a reasonable person who owns and operates a similar business would know.

      15.9. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      15.10.  TIME.  Time is of the essence with respect to this Agreement.

      15.11. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      15.12. REMEDIES CUMULATIVE. Subject to Section 9.1, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      15.13. ARBITRATION. With the exception of Sections 11 and 12, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Newark, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator's decision on the merits.

      15.14. CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    COMFORT SYSTEMS USA, INC.


                                    By: /s/ FRED FERREIRA
                                    Name:   Fred Ferreira
                                    Title:   President

                                    F&G MECHANICAL CORPORATION

                                    By:/s/ SALVATORE FICHERA
                                    Name:  Salvatore Fichera
                                    Title:   President


                                       /s/ SALVATORE FICHERA
                                           Salvatore Fichera

                                       /s/ SALVATORE P. GIARDINA
                                           Salvatore P. Giardina